Exhibit 7.01

JOINT FILING AGREEMENT

Joint Filing Agreement, dated as of March 24, 2025, is by and among the signatories below.

Each of the signatories below may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock, no par value, of Fathom Holdings Inc., beneficially owned by it from time to time. Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the signatories below hereby agree to be responsible for the timely filing of the Schedule 13D and any amendments thereto on behalf of the signatories below, and for the completeness and accuracy of the information concerning itself contained therein. Each of the signatories below hereby further agree to file this Joint Filing Agreement as an exhibit to the statement and each such amendment, as required by such rule.

This Joint Filing Agreement may be terminated by any of the signatories below upon one week’s prior written notice or such lesser period of notice as the signatories below may mutually agree.

Executed and delivered as of the date first above written.

Date: March 24, 2025

PROMETHEUS FOUNDATION

By:	/s/ Leonard Esmond
Leonard Esmond, Treasurer

LEONARD ESMOND

/s/ Leonard Esmond
Leonard Esmond

REMY CAPITAL PARTNERS III, L.P.
By: ReMy Holdings, Inc., general partner

By:	/s/ Mark S. Siegel
Mark S. Siegel, President

REMY HOLDINGS, INC.

By:	/s/ Mark S. Siegel
Mark S. Siegel, President

ADAM ROTHSTEIN

/s/ Adam Rothstein
Adam Rothstein

MARK S. SIEGEL

/s/ Mark S. Siegel
Mark S. Siegel